Document-EX-2.3
Description-Audited Financial Statements for Evocomm Communications Limited and its subsidiary

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual financial statements
for the year ended 31 December 2009

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
General Information

Country of incorporation and domicile	British Virgin Islands

Nature of business and principal activities	Supplier of satellite telecommunications equipment and airtime

Directors	S. J. H. Rodger
Capital Services Limited

Registered office	Wickham’s Cay
Road Town
Tortola
British Virgin Islands

Postal address	Wickham’s Cay
Road Town
Tortola
British Virgin Islands

Holding company	Carrier to Carrier Telecom Holdings Limited incorporated in Gibraltar

Bankers	Barclays Bank

Auditors	BDO Limited
Registered Auditors

Secretary	Capital Services Limited

Company registration number	630144

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Index
The reports and statements set out below comprise the annual financial statements presented to the shareholder:

Index	Page
Independent Auditor’s Report	3

Directors’ Responsibilities and Approval	4

Directors’ Report	5 - 6

Statement of Financial Position	7

Statement of Comprehensive Income	8

Statement of Changes in Equity	9

Statement of Cash Flows	10

Accounting Policies	11 - 17

Notes to the Annual Financial Statements	18 - 37

The following supplementary information does not form part of the annual financial statements and is unaudited:

Detailed Income Statement	38 - 39

Report of the Independent Auditors
To the shareholder of Evolution Communication Limited and its subsidiary
We have audited the accompanying statements of financial position of Evolution Communication Limited and its subsidiary, as of December 31, 2009 and 2008 and the related statements of comprehensive income, statement of changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Evolution Communication Limited and its subsidiary at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as adopted by the IASB.

BDO Limited	21 May 2010
Registered Auditors	Road Town, British Virgin Islands

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Directors’ Report
The directors submit their report for the year ended 31 December 2009.
1. Review of activities
Main business and operations
The group is engaged in supplier of satellite telecommunications equipment and airtime and operates principally in the British Virgin Islands.
The operating results and state of affairs of the company are fully set out in the attached annual financial statements and do not in our opinion require any further comment.
Net profit of the group was $1 017 499 (2008: $515 276 profit) and for the company $762,377 (2008: $811,137 profit).
2. Going concern
The annual financial statements have been prepared on the basis of accounting policies applicable to a going concern. This basis presumes that funds will be available to finance future operations and that the realisation of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business.
3. Post balance sheet events
The directors are not aware of any matter or circumstance arising since the end of the financial year.
4. Authorised and issued share capital
There were no changes in the authorised or issued share capital of the group during the year under review.
5. Dividends
The dividends already declared and paid to the shareholder during the year are as reflected in the attached statement of changes in equity.
6. Directors
The directors of the company during the year and to the date of this report are as follows:

Name	Changes
S. J. H. Rodger
Capital Services Limited	Appointed 09 February 2009
Parliament Lane Nominees Limited	Appointed 01 January 2009,
resigned 07 August 2009
7. Secretary
The secretary of the company is Capital Services Limited of:

Suites 21 & 22
Victoria House,
26 Main Street
Gibraltar
8. Holding company
The company’s holding company is Carrier to Carrier Telecom Holdings Limited incorporated in Gibraltar.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Directors’ Report
9. Interest in subsidiaries

Name of subsidiary	Net income (loss) after tax
Evosat (Proprietary) Limited	(102 522)
Extrizone (Proprietary) Limited
Extrizone (Proprietary) Limited was dormant in the current year and not included in the consolidated financial statements of Evolution Communications Limited.
10. Group entities not consolidated
Evolution Communications Limited entered into a joint venture with Satellite Communications Australia Limited during 2009. As at 31 December 2009, the joint venture was dormant, no trading has occurred and the share certificate has not yet been issued to Evolution Communications Limited.
During the financial year Evolution Communications Limited did advance amounts to the new entity to cover registration costs. These advances have been disclosed in the financial statements.
This joint venture has not been included in the group financial statements.
11. Auditors
BDO Limited will continue in office.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Statement of Financial Position

		Group		Company
Figures in American Dollars	Notes	2009	2008	2009	2008

Assets

Non-Current Assets
Property, plant and equipment	3	47 099	31 053	6 890	10 305
Intangible assets	4	666 667	777 778	666 667	777 778
Investment in subsidiary	5	—	—	17	17
Loans to group companies	6	—	—	614 230	380 702

		713 766	808 831	1 287 804	1 168 802

Current Assets
Inventories	7	327 087	146 254	—	—
Loans to group companies	6	523	—	—	—
Loans to employees	8	1 958	—	—	—
Current tax receivable		3 775	—	—	—
Trade and other receivables	9	2 093 276	1 222 615	1 927 241	1 337 521
Cash and cash equivalents	10	582 629	1 633 921	373 202	1 633 356

		3 009 248	3 002 790	2 300 443	2 970 877

Total Assets		3 723 014	3 811 621	3 588 247	4 139 679

Equity and Liabilities

Equity
Share capital	12	300	300	300	300
Reserves		1 058 979	1 088 379	1 000 000	1 000 000
Retained income		485 916	827 819	553 744	1 150 769

		1 545 195	1 916 498	1 554 044	2 151 069

Liabilities

Non-Current Liabilities
Loan from group company	6	29 725	—	29 725	—

Current Liabilities
Trade and other payables	13	1 953 638	1 651 862	1 837 378	1 754 155
Deferred income		194 456	234 455	167 100	234 455
Bank overdraft	10	—	8 806	—	—

		2 148 094	1 895 123	2 004 478	1 988 610

Total Liabilities		2 177 819	1 895 123	2 034 203	1 988 610

Total Equity and Liabilities		3 723 014	3 811 621	3 588 247	4 139 679

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009

Statement of Comprehensive Income

		Group		Company
Figures in American Dollars	Notes	2009	2008	2009	2008

Revenue	15	9 587 025	6 775 907	9 093 824	6 267 085
Cost of sales	16	(7 796 404)	(5 451 602)	(7 456 152)	(5 005 121)

Gross profit		1 790 621	1 324 305	1 637 672	1 261 964
Other income		373 078	180 550	374 565	156 708
Operating expenses		(1 147 035)	(998 260)	(1 249 935)	(616 260)

Operating profit	17	1 016 664	506 595	762 302	802 412
Investment revenue	18	844	8 900	75	8 900
Finance costs	19	(9)	(219)	—	(175)

Profit for the year		1 017 499	515 276	762 377	811 137

Other comprehensive income:
Exchange differences on translating foreign operations		(29 400)	88 379	—	—
Total comprehensive income		988 099	603 655	762 377	811 137

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009

Statement of Changes in Equity

		Foreign
		currency
		translation	Revaluation		Retained
Figures in American Dollars	Share capital	reserve	reserve	Total reserves	income	Total equity

Group
Balance at 01 January 2008	300	—	1 000 000	1 000 000	312 543	1 312 843
Changes in equity
Total comprehensive income for the year	—	88 379	—	88 379	515 276	603 655

Total changes	—	88 379	—	88 379	515 276	603 655

Balance at 01 January 2009	300	88 379	1 000 000	1 088 379	827 819	1 916 498
Changes in equity
Total comprehensive income for the year	—	(29 400)	—	(29 400)	1 017 499	988 099
Dividends paid	—	—	—	—	(1 359 402)	(1 359 402)

Total changes	—	(29 400)	—	(29 400)	(341 903)	(371 303)

Balance at 31 December 2009	300	58 979	1 000 000	1 058 979	485 916	1 545 195

Company
Balance at 01 January 2008	300	—	1 000 000	1 000 000	339 632	1 339 932
Changes in equity
Total comprehensive income for the year	—	—	—	—	811 137	811 137

Total changes	—	—	—	—	811 137	811 137

Balance at 01 January 2009	300	—	1 000 000	1 000 000	1 150 769	2 151 069
Changes in equity
Total comprehensive income for the year	—	—	—	—	762 377	762 377
Dividends	—	—	—	—	(1 359 402)	(1 359 402)

Total changes	—	—	—	—	(597 025)	(597 025)

Balance at 31 December 2009	300	—	1 000 000	1 000 000	553 744	1 554 044

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009

Statement of Cash Flows

		Group		Company
Figures in American Dollars	Notes	2009	2008	2009	2008

Cash flows from operating activities

Cash generated from / (used in) operations	23	(1 042 006)	853 531	(545 385)	1 293 548
Interest income		844	8 900	75	8 900
Finance costs		(9)	(219)	—	(175)
Tax paid		(3 775)	—	—	—

Net cash from operating activities		(1 044 946)	862 212	(545 310)	1 302 273

Cash flows from investing activities

Purchase of property, plant and equipment	3	(26 137)	(23 737)	—	(10 305)
Sale of property, plant and equipment	3	1 353	—	—	—
Increase in loans to group companies		(522)	—	—	—
Increase in loans from group companies		29 725	381 496	—	794
Decrease in loans from group companies		—	—	(235 339)	—

Net cash from investing activities		4 418	357 759	(714 843)	(9 511)

Cash flows from financing activities

Increase in loans to employees		(1 958)	—	—	—

Net cash from financing activities		(1 958)	—	—	—

Total cash movement for the year		(1 042 486)	1 219 971	(1 260 153)	1 292 762
Cash at the beginning of the year		1 625 115	405 144	1 633 356	340 596

Total cash at end of the year	10	582 629	1 625 115	373 203	1 633 358

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Accounting Policies
1. Presentation of Annual Financial Statements
The annual financial statements have been prepared in accordance with International Financial Reporting Standards, as adopted by the ISAB. The annual financial statements have been prepared on the historical cost basis, and incorporate the principal accounting policies set out below.
These accounting policies are consistent with the previous period.
1.1 Significant judgements
In preparing the annual financial statements, management is required to make estimates and assumptions that affect the amounts represented in the annual financial statements and related disclosures. Use of available information and the application of judgement is inherent in the formation of estimates. Actual results in the future could differ from these estimates which may be material to the annual financial statements. Significant judgements include:
Trade Receivables
The group assesses its trade receivables for impairment at each balance sheet date. In determining whether an impairment loss should be recorded in the income statement, the group makes judgements as to whether there is observable data indicating a measurable decrease in the estimated future cash flows from a financial asset.
The impairment for trade receivables is calculated on a portfolio basis, based on historical loss ratios, adjusted for national and industry-specific economic conditions and other indicators present at the reporting date that correlate with defaults on the portfolio. These annual loss ratios are applied to loan balances in the portfolio and scaled to the estimated loss emergence period.
Impairment testing
The recoverable amounts of cash-generating units and individual assets have been determined based on the higher of value in use calculations and fair values. These calculations require the use of estimates and assumptions. It is reasonably possible that these assumption may change which may then impact our estimations and may then require a material adjustment to the carrying value of goodwill and tangible assets.
The group reviews and tests the carrying value of assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. In addition, goodwill is tested on an annual basis for impairment. Assets are grouped at the lowest level for which identifiable cash flows are largely independent of cash flows of other assets and liabilities. If there are indications that impairment may have occurred, estimates are prepared of expected future cash flows for each group of assets. Expected future cash flows used to determine the value in use of goodwill and tangible assets are inherently uncertain and could materially change over time.
Taxation
Judgement is required in determining the provision for income taxes due to the complexity of legislation. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.
The group recognises the net future tax benefit related to deferred income tax assets to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future. Assessing the recoverability of deferred income tax assets requires the group to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the group to realise the net deferred tax assets recorded at the balance sheet date could be impacted.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Accounting Policies
1.2 Property, plant and equipment
The cost of an item of property, plant and equipment is recognised as an asset when:
•	it is probable that future economic benefits associated with the item will flow to the company; and

•	the cost of the item can be measured reliably.
Property, plant and equipment are depreciated on the straight line basis over their expected useful lives to their estimated residual value.
Property, plant and equipment is carried at cost less accumulated depreciation and any impairment losses.

Item	Average useful life
Furniture and fixtures	6 years
Office equipment	3 years
Computer equipment	3 years
The residual value, useful life and depreciation method of each asset are reviewed at the end of each reporting period. If the expectations differ from previous estimates, the change is accounted for as a change in accounting estimate.
The depreciation charge for each period is recognised in profit or loss unless it is included in the carrying amount of another asset.
The gain or loss arising from the derecognition of an item of property, plant and equipment is included in profit or loss when the item is derecognised. The gain or loss arising from the derecognition of an item of property, plant and equipment is determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item.
1.3 Intangible assets
An intangible asset is recognised when:
•	it is probable that the expected future economic benefits that are attributable to the asset will flow to the entity; and

•	the cost of the asset can be measured reliably.
Intangible assets are initially recognised at cost.
Intangible assets are carried at revalued amount, being fair value at the date of revaluation less any subsequent accumulated amortisation and any subsequent accumulated impairment losses. Revaluations are made with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair value at the balance sheet date.
Any increase in the carrying amount of an intangible asset, as a result of a revaluation, is credited directly to equity in the revaluation reserve. The increase is recognised in profit or loss to the extent that it reversed a revaluation decrease of the same asset previously recognised in profit or loss.
Any decrease in the carrying amount of an intangible asset, as a result of a revaluation, is recognised in profit or loss in the year. The decrease was debited directly to equity in the revaluation reserve to the extent of any credit balance that existed in the revaluation surplus in respect of that asset.
An intangible asset is regarded as having an indefinite useful life when, based on all relevant factors, there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows. Amortisation is not provided for these intangible assets. For all other intangible assets amortisation is provided on a straight line basis over their useful life.
The amortisation period and the amortisation method for intangible assets are reviewed every period-end.
Amortisation is provided to write down the intangible assets, on a straight line basis, to their residual values as follows:

Item	Useful life
License	9 years

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Accounting Policies
1.4 Investment in subsidiary
Company annual financial statements
In the company’s separate annual financial statements, the investment in subsidiary is carried at cost less any accumulated impairment.
The cost of an investment in a subsidiary is the aggregate of:
•	the fair value, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the company; plus

•	any costs directly attributable to the purchase of the subsidiary.
An adjustment to the cost of a business combination contingent on future events is included in the cost of the combination if the adjustment is probable and can be measured reliably.
1.5 Investment in joint ventures
Company annual financial statements
An investment in a joint venture is carried at cost less any accumulated impairment.
Profits and losses resulting from contributions or sale of assets to joint ventures are only recognised to the extent of other venturers’ interests in the joint venture.
In respect of its interests in jointly controlled operations, the company recognises in its annual financial statements:
•	the assets that it controls and the liabilities that it incurs; and

•	the expenses that it incurs and its share of the income that it earns from the sale of goods or services by the joint venture.
1.6 Financial instruments
Initial recognition and measurement
The group classifies financial instruments, or their component parts, on initial recognition as a financial asset, a financial liability or an equity instrument in accordance with the substance of the contractual arrangement.
Financial instruments are measured initially at fair value, except for equity investments for which a fair value is not determinable, which are measured at cost and are classified as available for sale financial assets.
Loans to / (from) group companies
These include loans to and from holding companies, fellow subsidiaries, subsidiaries, joint ventures and associates and are recognised initially at fair value plus direct transaction costs.
Loans to group companies are classified as loans and receivables.
Loans from group companies are classified as financial liabilities measured at amortised cost.
Loans to employees
These financial assets are initially recognised at fair value plus direct transaction costs.
Subsequently these loans are measured at amortised cost using the effective interest rate method, less any impairment loss recognised to reflect irrecoverable amounts.
On loans receivable an impairment loss is recognised in profit or loss when there is objective evidence that it is impaired. The impairment is measured as the difference between the investment’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.
Impairment losses are reversed in subsequent periods when an increase in the investment’s recoverable amount can be related objectively to an event occurring after the impairment was recognised, subject to the restriction that the carrying amount of the investment at the date the impairment is reversed shall not exceed what the amortised cost would have been had the impairment not been recognised.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Accounting Policies
1.6	Financial instruments (continued)
Trade and other receivables
Trade receivables are measured at initial recognition at fair value, and are subsequently measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in profit or loss when there is objective evidence that the asset is impaired. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments (more than 60 days overdue) are considered indicators that the trade receivable is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.
Trade and other payables
Trade payables are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest rate method.
Cash and cash equivalents
Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. These are initially and subsequently recorded at fair value.
Bank overdraft and borrowings
Bank overdrafts and borrowings are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest rate method. Any difference between the proceeds (net of transaction costs) and the settlement or redemption of borrowings is recognised over the term of the borrowings in accordance with the group’s accounting policy for borrowing costs.
1.7	Tax
Current tax assets and liabilities
Current tax for current and prior periods is, to the extent unpaid, recognised as a liability. If the amount already paid in respect of current and prior periods exceeds the amount due for those periods, the excess is recognised as an asset.
Current tax liabilities / (assets) for the current and prior periods are measured at the amount expected to be paid to / (recovered from) the tax authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date.
Tax expenses
Current and deferred taxes are recognised as income or an expense and included in profit or loss for the period, except to the extent that the tax arises from:
•	a transaction or event which is recognised, in the same or a different period, directly in equity, or
•	a business combination.
Current tax and deferred taxes are charged or credited directly to equity if the tax relates to items that are credited or charged, in the same or a different period, directly to equity.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Accounting Policies
1.8	Inventories
Inventories are measured at the lower of cost and net realisable value.
Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.
The cost of inventories comprises of all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.
The cost of inventories is assigned using the weighted average cost formula. The same cost formula is used for all inventories having a similar nature and use to the entity.
When inventories are sold, the carrying amount of those inventories are recognised as an expense in the period in which the related revenue is recognised. The amount of any write-down of inventories to net realisable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realisable value, are recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.
1.9	Impairment of assets
The group assesses at each balance sheet date whether there is any indication that an asset may be impaired. If any such indication exists, the group estimates the recoverable amount of the asset.
Irrespective of whether there is any indication of impairment, the group also:
•	tests intangible assets with an indefinite useful life or intangible assets not yet available for use for impairment annually by comparing its carrying amount with its recoverable amount. This impairment test is performed during the annual period and at the same time every period.
•	tests goodwill acquired in a business combination for impairment annually.
If there is any indication that an asset may be impaired, the recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is determined.
The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less costs to sell and its value in use.
If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. That reduction is an impairment loss.
An impairment loss of assets carried at cost less any accumulated depreciation or amortisation is recognised immediately in profit or loss. Any impairment loss of a revalued asset is treated as a revaluation decrease.
1.10	Share capital and equity
An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Accounting Policies
1.11	Employee benefits
Short-term employee benefits
The cost of short-term employee benefits, (those payable within 12 months after the service is rendered, such as paid vacation leave and sick leave, bonuses, and non-monetary benefits such as medical care), are recognised in the period in which the service is rendered and are not discounted.
The expected cost of compensated absences is recognised as an expense as the employees render services that increase their entitlement or, in the case of non-accumulating absences, when the absence occurs.
The expected cost of profit sharing and bonus payments is recognised as an expense when there is a legal or constructive obligation to make such payments as a result of past performance.
1.12	Revenue
Revenue from the sale of goods is recognised when all the following conditions have been satisfied:
•	the group has transferred to the buyer the significant risks and rewards of ownership of the goods;
•	the group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
•	the amount of revenue can be measured reliably;
•	it is probable that the economic benefits associated with the transaction will flow to the group; and
•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.
When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue associated with the transaction is recognised by reference to the stage of completion of the transaction at the balance sheet date. The outcome of a transaction can be estimated reliably when all the following conditions are satisfied:
•	the amount of revenue can be measured reliably;
•	it is probable that the economic benefits associated with the transaction will flow to the group;
•	the stage of completion of the transaction at the balance sheet date can be measured reliably; and
•	the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.
When the outcome of the transaction involving the rendering of services cannot be estimated reliably, revenue shall be recognised only to the extent of the expenses recognised that are recoverable.
Revenue is measured at the fair value of the consideration received or receivable and represents the amounts receivable for goods and services provided in the normal course of business, net of trade discounts and volume rebates, and value added tax.
Interest is recognised, in profit or loss, using the effective interest rate method.
1.13	Turnover
Turnover comprises of sales to customers and service rendered to customers. Turnover is stated at the invoice amount and is exclusive of value added taxation.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Accounting Policies
1.14	Cost of sales
When inventories are sold, the carrying amount of those inventories is recognised as an expense in the period in which the related revenue is recognised. The amount of any write-down of inventories to net realisable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realisable value, is recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.
The related cost of providing services recognised as revenue in the current period is included in cost of sales.
1.15	Borrowing costs
Borrowing costs are recognised as an expense in the period in which they are incurred.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
Group Company

Figures in American Dollars	2009	2008	2009	2008

2.	New standards and interpretations
2.1	Standards and interpretations effective and adopted in the current year
In the current year, the group has adopted the following standards and interpretations that are effective for the current financial year and that are relevant to its operations:
IAS 1 (Revised) Presentation of Financial Statements
The main revisions to IAS 1 (AC 101):
•	Require the presentation of non-owner changes in equity either in a single statement of comprehensive income or in an income statement and statement of comprehensive income.

•	Require the presentation of a statement of financial position at the beginning of the earliest comparative period whenever a retrospective adjustment is made. This requirement includes related notes.

•	Require the disclosure of income tax and reclassification adjustments relating to each component of other comprehensive income. The disclosures may be presented on the face of the statement of comprehensive income or in the notes.

•	Allow dividend presentations to be made either in the statement of changes in equity or in the notes only.

•	Have changed the titles to some of the financial statement components, where the ‘balance sheet’ becomes the ‘statement of financial position’ and the ‘cash flow statement’ becomes the ‘statement of cash flows.’ These new titles will be used in International Financial Reporting Standards, but are not mandatory for use in financial statements.
The effective date of the standard is for years beginning on or after 01 January 2009.
The group has adopted the standard for the first time in the 2009 annual financial statements.
The impact of the standard is not material.
IAS 32 Financial Instruments: Presentation and IAS 1 Presentation of Financial Statements Amendment: Puttable Financial Instruments and obligations Arising on Liquidation
The revision requires that certain puttable financial instruments and other instruments that impose on the entity an obligation to deliver a pro rata share of the net assets of the entity on liquidation should be classified as equity if certain conditions are met. Any classifications of such items are to be disclosed in the financial statements, together with information concerning the entity’s objectives and policies with regards to managing such obligations.
The effective date of the standard is for years beginning on or after 01 January 2009.
The group has adopted the standard for the first time in the 2009 annual financial statements.
The impact of the standard is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IFRS 7 Financial Instruments: Disclosures
The amendment relates to changes in the Implementation Guidance of the Standard. ‘Total interest income’ was removed as a component of finance costs from paragraph IG13. This was to remove inconsistency with the requirement of IAS 1 (AC 101) Presentation of Financial Statements which precludes the offsetting of income and expenses.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 1 Presentation of Financial Statements
The amendment is to clarify that financial instruments classified as held for trading in accordance with IAS 39 (AC 133) Financial Instruments: Recognition and Measurement are not always required to be presented as current assets/liabilities.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 8 Accounting Policies Changes in Accounting Estimates and Errors
The amendment clarified that Implementation Guidance related to any Standard is only mandatory when it is identified as an integral part of the Standard.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 10 Events after the Reporting Period
The amendment clarified that if dividends are declared (appropriately authorised and no longer at the discretion of the entity) after the reporting period but before the financial statements are authorised for issue, the dividends may not be recognised as a liability as no obligation exists at the reporting date. Thus clarifying that in such cases a liability cannot be raised even if there is a constructive obligation.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 16 Property, Plant and Equipment
The term ‘net selling price’ has been replaced with ‘fair value less cost to sell’ in the definition of recoverable amount. The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 16 Property, Plant and Equipment
The amendment requires entities that routinely sell items of property, plant and equipment that they have previously held for rental to others, to transfer such assets to inventories at their carrying amount when they cease to be rented and are held for sale. The proceeds from the sale of such assets should be recognised as revenue in accordance with IAS 18 (AC 111) Revenue. IFRS 5 (AC 142) Non-current Assets Held for Sale and Discontinued Operations does not apply in these situations.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 7 Statement of Cash Flows

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
Cash payments to manufacture or acquire property, plant and equipment that entities routinely sell and which they have previously held for rentals to others, and cash receipts from rental and sale of such assets are to be included within operating activities.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 18 Revenue
With regards to financial service fees, the term ‘direct costs’ have been replaced with ‘transaction costs’ as defined in IAS 39 (AC 133) Financial Instruments: Recognition and Measurement. This was in order to remove the inconsistency for costs incurred in originating financial assets and liabilities that should be deferred and recognised as an adjustment to the underlying effective interest rate.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 19 Employee Benefits
With regards to curtailments and negative past service costs clarification has been made that:
•	When a plan amendment reduces benefits, the effect of the reduction for future service is a curtailment and the effect of any reduction for past service is a negative past service cost;
•	Negative past service cost arises when a change in the benefits attributable to past service results in a reduction in the present value of the defined benefit obligation; and
•	A curtailment may arise from a reduction in the extent to which future salary increases are linked to the benefits payable for past service.
The definition of ‘return on plan assets’ has also been amended to require the deduction of plan administration costs only to the extent that such costs have not been reflected in the actuarial assumptions used to measure the defined benefit obligation.
The term “fall due” in the definition of “short term employee benefits” has been replaced with “due to be settled” The effective date of the amendment is for years beginning on or after 01 January 2009. The group has adopted the amendment for the first time in the 2009 annual financial statements. The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 23 Borrowing Costs (as revised in 2007)
The description of specific components of borrowing costs has been replaced with a reference to the guidance in IAS 39 (AC 133) Financial Instruments: Recognition and Measurement on effective interest rate.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 27 Consolidated and Separate Financial Statements
The amendment requires that investments in subsidiaries, jointly controlled entities and associates accounted for in accordance with IAS 39 (AC 133) Financial Instruments: Recognition and Measurement in the parent’s separate financial statements should continue to be measured in accordance with IAS 39 (AC 133) when classified as held for sale (or included in a disposal group classified as held for sale), and not in accordance with IFRS 5 (AC 142) Non-current Assets held for Sale and Discontinued Operations.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IFRS 7 Financial Instruments: Disclosures; IAS 32 Financial Instruments: Presentation; IAS 28 Investments in Associates and IAS 31 Interests in Joint Ventures
The amendment adjusted the disclosure requirements of investments in associates and interests in joint ventures which have been designated as at fair value through profit or loss or are classified as held for trading. The amendment provides that only certain specific disclosure requirements of IAS 28 (AC 110) Investments in Associates and IAS 31 (AC 119) Interests in Joint Ventures are required together with the disclosures of IFRS 7 (AC 144) Financial Instruments: Disclosures; IAS 32 (AC 125) Financial Instruments: Presentation.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 36 Impairment of Assets
The amendment requires disclosures of estimates used to determine the recoverable amount of cash-generating units containing goodwill or intangible assets with indefinite useful lives. Specifically, the following disclosures are required when discounted cash flows are used to estimate fair value less costs to sell:
•	The period over which management has projected cash flows;

•	The growth rate used to extrapolate cash flow projections; and

•	The discount rate(s) applied to the cash flow projections.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 38 Intangible Assets
The amendments clarify the circumstances in which an entity can recognise a prepayment asset for advertising or promotional expenditure. Recognition of an asset would be permitted up to the point at which the entity has the right to access the goods purchased or up to the point of receipt of services.
In addition, wording perceived as prohibiting the use of the unit of production method if it results in a lower amount of accumulated amortisation than under the straight line method has been removed. Entities may use the unit of production method when the resulting amortisation charge reflects the expected pattern of consumption of the expected future economic benefits embodied in an intangible asset.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
May 2008 Annual Improvements to IFRS’s: Amendments to IAS 39 Financial Instruments: Recognition and Measurement
IAS 39 (AC 133) prohibits the classification of financial instruments into or out of the fair value through profit or loss category after initial recognition. The amendments set out a number of changes in circumstances that are not considered to be reclassifications for this purpose.
The amendments have also removed references to the designation of hedging instruments at the segment level.
The amendments further clarify that the revised effective interest rate calculated when fair value hedge accounting ceases, in accordance with paragraph 92 IAS 39 (AC 133) should be used for the remeasurement of the hedged item when paragraph AG8 of IAS 39 (AC 133) is applicable.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
IFRS 1 First-time Adoption of International Financial Reporting Standards and IAS 27 Consolidated and Separate Financial Statements: Amendment for determining cost of investment in the separate financial statements on first time adoption
The amendments:
•	Allow for the purposes of first time adoption of IFRS, investors to use a deemed cost to measure the initial cost of investments in subsidiaries, jointly controlled entities, and associates in the separate financial statements. This deemed cost is either fair value or the carrying amount under previous accounting practice.

•	Require that, when a new parent is formed in a reorganisation, the new parent must measure the cost of its investment in the previous parent at the carrying amount of its share of the equity items of the previous parent at the date of the reorganisation.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
IAS 18 Revenue: Consequential amendments

Dividends paid out of pre-acquisition profits are no longer deducted from the cost of the investment. The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
IAS 36 Impairment of Assets: Consequential amendments
Under certain circumstances, a dividend received from a subsidiary, associate or joint venture could be an indicator of impairment. This occurs when:
•	Carrying amount of investment in separate financial statements is greater than carrying amount of investee’s net assets including goodwill in consolidated financial statements or
•	Dividend exceeds total comprehensive income of investee in period dividend is declared.
The effective date of the amendment is for years beginning on or after 01 January 2009.
The group has adopted the amendment for the first time in the 2009 annual financial statements.
The impact of the amendment is not material.
2.2	Standards and interpretations not yet effective
The group has chosen not to early adopt the following standards and interpretations, which have been published and are mandatory for the group’s accounting periods beginning on or after 01 January 2010 or later periods:
IAS 27 (Amended) Consolidated and Separate Financial Statements
The revisions require:
•	Losses of the subsidiary to be allocated to non-controlling interest, even if they result in the non-controlling interest being a debit balance.
•	Changes in level of control without loss of control to be accounted for as equity transactions, without any gain or loss being recognised or any remeasurement of goodwill.
•	When there is a change in the level of control without losing control, the group is prohibited from making reclassification adjustments.
•	When control is lost, the net identifiable assets of the subsidiary as well as non-controlling interest and goodwill are to be derecognised. Any remaining investment is remeasured to fair value at the date on which control is lost, and a gain or loss on loss of control is recognised in profit or loss.
The effective date of the amendment is for years beginning on or after 01 July 2009.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.
IAS 7 Statement of Cash Flows: Consequential amendments due to IAS 27 (Amended) Consolidated and Separate Financial Statements
Cash flows arising from changes in level of control, where control is not lost, are equity transactions and are therefore accounted for as cash flows from financing transactions.
The effective date of the amendment is for years beginning on or after 01 July 2009.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
IAS 31 Interests in Joint Ventures: Consequential amendments due to IAS 27 (Amended) Consolidated and Separate Financial Statements
When an interest in a joint venture is reduced but joint control is retained, a proportionate share of other comprehensive income must be reclassified to profit or loss.
The effective date of the amendment is for years beginning on or after 01 July 2009.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.
IAS 12 Income Taxes — consequential amendments due to IAS 27 (Amended) Consolidated and Separate Financial Statements
The amendment is as a result of amendments to IAS 27 (AC 132) Consolidate and Separate Financial Statements. The amendment refers to situations where a subsidiary, on acquisition date, did not recognise a deferred tax asset in relation to deductible temporary differences, because, for example, there may not have been sufficient future taxable profits against which to utilise the deductible temporary differences. If the deferred tax asset subsequently becomes recognisable, the amendment now requires that the deferred tax asset should be recognised against goodwill (and profit or loss to the extent that it exceeds goodwill), only if it results from information in the measurement period about circumstances that existed at acquisition date. No adjustment may be made to goodwill for information outside of the measurement period.
The effective date of the amendment is for years beginning on or after 01 July 2009.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.
2009 Annual Improvements Project: Amendments to IAS 1 Presentation of Financial Statements
The amendment clarifies that a liability which could, at the option of the counterparty, result in its settlement by the issue equity instruments, does not affect its classification as current or non-current.
The effective date of the amendment is for years beginning on or after 01 January 2010.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.
2009 Annual Improvements Project: Amendments to IAS 7 Statement of Cash Flows
The amendment provides that expenditure may only be classified as ‘cash flows from investing activities’ if it resulted in the recognition of an asset on the statement of financial position.
The effective date of the amendment is for years beginning on or after 01 January 2010.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
2009 Annual Improvements Project: Amendments to IAS 18 Revenue
The amendment provides additional guidance in the determination of whether an entity is acting as an agent or principal in a revenue transaction.
The effective date of the amendment is for years beginning on or after 01 July 2009.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.
2009 Annual Improvements Project: Amendments to IAS 36 Impairment of Assets
The amendment now requires that, for the purpose of goodwill testing, each group of units to which goodwill is allocated shall not be larger than an operating segment as defined in paragraph 5 of IFRS 8 (AC 145) Operating Segments. Thus the determination is now required to be made before operating segments are aggregated.
The effective date of the amendment is for years beginning on or after 01 January 2010.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.
2009 Annual Improvements Project: Amendments to IAS 38 Intangible Assets
The amendment provides guidance on the measurement of intangible assets acquired in a business combination. The effective date of the amendment is for years beginning on or after 01 July 2009.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.
2009 Annual Improvements Project: Amendments to IAS 39 Financial Instruments: Recognition and Measurement
In terms of the amendment, forward contracts to buy or sell an acquiree that will result in a business combination in the future, are only exempt from the Standard if the term of the contract does not exceed that which is reasonably necessary to obtain the required approval and complete the transaction. The amendment further clarifies that in a cash flow hedge of a forecast transaction, gains or losses should be reclassified from equity to profit or loss in the period in which the hedged forecast cash flow affects profit or loss. The amendment also clarifies that a prepayment option is not closely related to the host contract unless the exercise price is approximately equal to the present value of the lost interest for the remaining term of the host contract.
The effective date of the amendment is for years beginning on or after 01 January 2010.
The group expects to adopt the amendment for the first time in the 2010 annual financial statements.
It is unlikely that the amendment will have a material impact on the company’s annual financial statements.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements
2.	New standards and interpretations (continued)
2.3	Standards and interpretations not yet effective or relevant
The following standards and interpretations have been published and are mandatory for the group’s accounting periods beginning on or after 01 January 2010 or later periods but are not relevant to its operations:
-	IFRIC 12 (AC 445) Service Concession Arrangements

-	IFRIC 14 (AC 447) IAS 19 — The Limitation on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction — IFRIC 13 (AC 446) Customer Loyalty Programmes

-	IFRIC 23 (AC 114) Borrowing Costs

-	IFRS 8 (AC 145) Operating segments

-	IFRIC 15 (AC 448) Agreements for the Construction of Real Estates

-	IFRS 2 (AC 139) Amendment: IFRS 2 — Share-based Payment: Vesting Conditions and Cancellations

-	IAS 32 (AC 125) Financial Instruments: Presentation and IAS 1 (AC 101) Presentation of Financial Statements Amendment: Puttable Financial Instruments and obligations Arising on Liquidation

-	May 2008 Annual Improvements to IFRS’s: Amendments to IAS 19 (AC 116) Employee Benefits

-	May 2008 Annual Improvements to IFRS’s: Amendments to IAS 23 (AC 114) Borrowing costs (as revised in 2007)

-	May 2008 Annual Improvements to IFRS’s: Amendments to IAS 20 (AC 134) Accounting for Government Grants and Disclosure of Government Assistance

-	May 2008 Annual Improvements to IFRS’s: Amendments to IFRS 7 (AC 144) Financial Instruments: Disclosure, IAS 32 (AC 125) Financial Instruments: Presentation; IAS 28 (AC 110) Investments in Associates and IAS 31 (AC 119) Interest in Joint Ventures

-	May 2008 Annual Improvements to IFRS’s: Amendments to IAS 28 (AC 110) Investments in Associates

-	May 2008 Annual Improvements to IFRS’s: Amendments to IAS 29 (AC 124) Financial Reporting in Hyperinflationary Economies

-	May 2008 Annual Improvements to IFRS’s: Amendments to IAS 34 (AC 127) Interim Financial Reporting — May 2008 Annual Improvements to IFRS’s: Amendments to IAS 41 (AC 137) Agriculture

-	IFRS 1 First-time Adoption of International Financial Reporting Standards and IAS 27 Consolidated and Seperate Financial Statements: Amendment to determining cost of investment in the seperate financial statements on first time adoption

-	IAS 28 (AC 110) Investments in Associates: Consequential amendments due to IAS 27 (AC 132) (Amended) Consolidated and Separate Financial Statements

-	IAS 31 (AC 119) Interests in Joint Ventures: Consequential amendments due to IAS 27 (AC 132) (Amended) Consolidated and Separate Financial Statements

-	IAS 12 (AC 102) Income Taxes-consequential amendments due to IAS 27 (AC 132) (Amended) Consolidated and Seperate Financial Statements

-	May 2008 Annual Improvements to IFRS’s: Amendments to IFRS 5 (AC 142) Non-current Assets Held for Sale and Discontinued Operations

-	IAS 39 (AC 133) Financial Instruments: Recognition and Measurement — Amendments for eligible hedged items

-	IFRIC 7 (AC 440) Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies.

-	IFRIC 8 (AC441) Scope of IFRS 2

-	AC 503 Accounting for Black Economic Empowerment (BEE) Transactions

-	IFRIC 9 (AC 442) Reassessment of Embedded Derivatives.

-	IFRIC 10 (AC 443) Interim Financial Reporting and Impairment.

-	IFRIC 11 (AC 444) IFRS 2 Group and Treasury Share Transactions.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

3.	Property, plant and equipment

	2009			2008
		Accumulated	Closing		Accumulated	Closing
Group	Cost	depreciation	balance	Cost	depreciation	balance

Furniture and fixtures	13 710	(4 135)	9 575	9 773	(1 491)	8 282

Office equipment	3 772	(827)	2 945	603	(117)	486
Computer equipment	59 497	(24 918)	34 579	31 227	(8 942)	22 285

Total	76 979	(29 880)	47 099	41 603	(10 550)	31 053

	2009			2008
		Accumulated	Closing		Accumulated	Closing
Company	Cost	depreciation	balance	Cost	depreciation	balance

Computer equipment	10 305	(3 415)	6 890	10 305	—	10 305

Reconciliation of property, plant and equipment — Group — 2009

Foreign
currency
	Opening			translation		Closing
	Balance	Additions	Disposals	difference	Depreciation	balance

Furniture and fixtures	8 282	1 016	—	2 231	(1 954)	9 575
Office equipment	486	2 718	—	335	(594)	2 945
Computer equipment	22 285	22 403	(1 353)	3 994	(12 750)	34 579

	31 053	26 137	(1 353)	6 560	(15 298)	47 099

Reconciliation of property, plant and equipment — Group — 2008

Foreign
	Opening		exchange		Closing
	Balance	Additions	movements	Depreciation	balance

Furniture and fixtures	5 674	6 379	(2 384)	(1 387)	8 282
Office equipment	—	750	(108)	(156)	486
Computer equipment	13 338	16 608	(1 232)	(6 429)	22 285

	19 012	23 737	(3 724)	(7 972)	31 053

Reconciliation of property, plant and equipment — Company — 2009

	Opening		Closing
	Balance	Depreciation	balance
Computer equipment	10 305	(3 415)	6 890

Reconciliation of property, plant and equipment — Company — 2008

	Opening		Closing
	Balance	Additions	balance
Computer equipment	—	10 305	10 305

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

4.	Intangible assets
Group

	2009			2008
		Accumulated	Closing		Accumulated	Closing
	Valuation	amortisation	balance	Valuation	amortisation	balance

Licenses	1 000 000	(333 333)	666 667	1 000 000	(222 222)	777 778

Company

	2009			2008
		Accumulated	Closing		Accumulated	Closing
	Valuation	amortisation	balance	Valuation	amortisation	balance

Licenses	1 000 000	(333 333)	666 667	1 000 000	(222 222)	777 778

Reconciliation of intangible assets — Group — 2009

	Opening		Closing
	Balance	Amortisation	balance
Licenses	777 778	(111 111)	666 667

Reconciliation of intangible assets — Group — 2008

	Opening		Closing
	Balance	Amortisation	balance
Licenses	888 889	(111 111)	777 778

Reconciliation of intangible assets — Company — 2009

	Opening		Closing
	Balance	Amortisation	balance
Licenses	777 778	(111 111)	666 667

Reconciliation of intangible assets — Company — 2008

	Opening		Closing
	Balance	Amortisation	balance
Licenses	888 889	(111 111)	777 778

5.	Investment in subsidiary

	% holding	% holding	Carrying	Carrying
Name of company	2009	2008	amount 2009	amount 2008

Evosat SA (Proprietary) Limited	100.00%	100.00%	17	17
The carrying amounts of subsidiaries are shown net of impairment losses.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

6. Loans to / (from) group companies

Subsidiaries
Evosat SA (Proprietary) Limited	—	—	1 125 270	380 702
This unsecured loan was interest free and had no fixed terms of repayment.

Extrizone (Proprietary) Limited	373	—	—	—
This unsecured loan was interest free and had no fixed terms of repayment.	373	—	1 125 270	380 702
Impairment of loans to subsidiaries	—	—	(511 040)	—

	373	—	614 230	380 702

Joint ventures
Satcoms Limited	150	—	—	—

This unsecured loan was interest free and had no fixed terms of repayment.

Holding company

Carrier to Carrier Telecom Holdings Limited	(29 725)	—	(29 725)	—

This unsecured loan was interest free and had no fixed terms of repayment.
Non-current assets	—	—	614 230	380 702
Current assets	523	—	—	—
Non-current liabilities	(29 725)	—	(29 725)	—

	(29 202)	—	584 505	380 702

7. Inventories

Stock on hand	327 087	146 254	—	—

8. Loans to employees

Loans to employees Advances	1 958	—	—	—

A portion of the unsecured loan carried interest at market related rates. The loan had no fixed terms of repayment.
9.	Trade and other receivables

Trade receivables	2 020 185	1 165 134	1 886 533	1 283 236
Prepayments	35 451	2 351	30 000	—
Deposits	10 628	21 895	10 628	21 050
VAT	26 932	—	—	—
Loan to A Thompson	80	—	80	—
Other receivable	—	33 235	—	33 235

	2 093 276	1 222 615	1 927 241	1 337 521

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

9.	Trade and other receivables (continued)
Credit quality of trade and other receivables
The credit quality of trade and other receivables that are neither past nor due nor impaired can be assessed by reference to historical information about counterparty default rates. Historical evidence indicated that less than 1% (Company: 1%) of all debtors experience difficulty in paying debt on time. Arrangements with these debtors are made to pay off their outstanding debt over a period of time. Based on the information available, we can conclude that the debtors are of a high quality.
Trade receivables
The concentration of credit risk in relation to the five largest trade receivable balances not past due and not yet impaired was 85% (Company: 85%) in the 2009 year.
Trade and other receivables past due but not impaired
Trade and other receivables which are less than 3 months past due are not considered to be impaired. At 31 December 2009, $92 274 (2008: $67 352) Company: 2009: $75,546 (2008: $21,914) were past due but not impaired.
Trade and other receivables impaired
As of 31 December 2009, trade and other receivables of $20 000 (2008: $ Nil; Company: $20,000; 2008: $ Nil) were impaired and provided for.
The directors consider the fair value of trade and other receivables to approximate its carrying value.
10.	Cash and cash equivalents
Cash and cash equivalents consist of:

Cash on hand	9 509	11 358	9 383	10 793
Bank balances	573 120	1 622 563	363 819	1 622 563
Bank overdraft	—	(8 806)	—	—

	582 629	1 625 115	373 202	1 633 356

Current assets	582 629	1 633 921	373 202	1 633 356
Current liabilities	—	(8 806)	—	—

	582 629	1 625 115	373 202	1 633 356

Credit quality of cash at bank and short term deposits, excluding cash on hand
The credit quality of cash at bank and short term deposits are considered to be good, as the company only banks money with reputable banks.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

11.	Financial assets by category
The accounting policies for financial instruments have been applied to the line items below:
Group — 2009

		Fair value	Fair value
		through profit	through profit	Held to
	Loans and	or loss - held	or loss -	maturity	Available for
	receivables	for trading	designated	investments	sale
Loans to group companies	523	—	—	—	—
Loans to employees	1 958	—	—	—	—
Trade and other receivables	2 066 344	—	—	—	—
Cash and cash equivalents	—	582 629	—	—	—

	2 068 825	582 629	—	—	—

Group — 2008

		Fair value	Fair value
		through profit	through profit	Held to
	Loans and	or loss - held	or loss -	maturity	Available for
	receivables	for trading	designated	investments	sale
Trade and other receivables	1 222 615	—	—	—	—
Cash and cash equivalents	—	1 633 921	—	—	—

	1 222 615	1 633 921	—	—	—

Company — 2009

		Fair value	Fair value
		through profit	through profit	Held to
	Loans and	or loss - held	or loss -	maturity	Available for
	receivables	for trading	designated	investments	sale
Loans to group companies	614 230	—	—	—	—
Trade and other receivables	1 927 241	—	—	—	—
Cash and cash equivalents	—	373 202	—	—	—

	2 541 471	373 202	—	—	—

Company — 2008

		Fair value	Fair value
		through profit	through profit	Held to
	Loans and	or loss - held	or loss -	maturity	Available for
	receivables	for trading	designated	investments	sale
Loans to related parties	380 702	—	—	—	—
Trade and other receivables	1 337 521	—	—	—	—
Cash and cash equivalents	—	1 633 356	—	—	—

	1 718 223	1 633 356	—	—	—

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008
12. Share capital

Authorised
50,000 Ordinary shares of $1 each	50 000	50 000	50 000	50 000

Issued
300 Ordinary shares of $1 each	300	300	300	300

13. Trade and other payables

Trade payables	1 898 751	1 642 916	1 837 378	1 754 155
VAT	—	858	—	—
Accrued leave pay	8 034	—	—	—
Accrued bonus	25 792	—	—	—
Other accrued expenses	21 061	8 088	—	—

	1 953 638	1 651 862	1 837 378	1 754 155

14.	Financial liabilities by category
The accounting policies for financial instruments have been applied to the line items below:
Group — 2009

		Fair value	Fair value
	Financial	through profit	through profit
	liabilities at	or loss - held	or loss -
	amortised cost	for trading	designated	Total
Loans from group companies	(29 725)	—	—	(29 725)
Trade and other payables	(1 953 638)	—	—	(1 953 638)

	(1 983 363)	—	—	(1 983 363)

Group — 2008

		Fair value	Fair value
	Financial	through profit	through profit
	liabilities at	or loss - held	or loss -
	amortised cost	for trading	designated	Total
Trade and other payables	(1 651 004)	—	—	(1 651 004)
Bank overdraft	(8 806)	—	—	(8 806)

	(1 659 810)	—	—	(1 659 810)

Company — 2009

		Fair value	Fair value
	Financial	through profit	through profit
	liabilities at	or loss - held	or loss -
	amortised cost	for trading	designated	Total
Loans from related parties	(29 725)	—	—	(29 725)
Trade and other payables	(1 837 377)	—	—	(1 837 377)

	(1 867 102)	—	—	(1 867 102)

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

14.	Financial liabilities by category (continued)
Company — 2008

		Fair value	Fair value
	Financial	through profit	through profit
	liabilities at	or loss - held	or loss -
	amortised cost	for trading	designated	Total
Trade and other payables	(1 754 155)	—	—	(1 754 155)

15. Revenue

Sale of goods	9 587 025	6 775 907	9 093 824	6 267 085

16. Cost of sales

Sale of goods
Cost of goods sold	7 796 404	5 451 602	7 456 152	5 005 121

	7 796 404	5 451 602	7 456 152	5 005 121

17. Operating profit

Operating profit for the year is stated after accounting for the following:

Operating lease charges Premises
• Contractual amounts	22 000	23 955	—	—

Impairment on loans to group companies	—	—	511 040	—
Amortisation on intangible assets	—	111 111	—	111 111
Depreciation on property, plant and equipment	126 406	6 715	114 526	—
Employee costs	511 671	362 527	177 832	153 276

18. Investment revenue

Interest revenue Bank	844	8 900	75	8 900

19. Finance costs

Bank	9	219	—	175

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

20.	Taxation
No provision has been made for 2009 tax as the group has no taxable income. The subsidiary in the group has a statutory tax rate of 28%, which is the corporate income tax rate in South Africa. Evolution Communications Limited is incorporated in the British Virgin Islands, which has a statutory tax rate of 0%.
21.	Other comprehensive income
Components of other comprehensive income — Group — 2009

	Gross	Tax	Net
Exchange differences on translating foreign operations
Exchange differences arising during the year	(29 400)	—	(29 400)

Components of other comprehensive income — Group — 2008

	Gross	Tax	Net
Exchange differences on translating foreign operations
Exchange differences arising during the year	88 379	—	88 379

22.	Auditors’ remuneration

Fees	13 819	—	—	—

23. Cash (used in) / generated from operations

Profit before taxation	1 017 499	515 276	762 377	811 137
Adjustments for:
Depreciation and amortisation	126 406	117 826	114 526	111 111
Interest received	(844)	(8 900)	(75)	(8 900)
Finance costs	9	219	—	175
Impairment loss	—	—	511 040	—
Dividend paid	(1 359 401)	—	(1 359 401)	—
Other non-cash items	(35 958)	(17 272)	—	—
Changes in working capital:
Inventories	(180 833)	(146 254)	—	—
Trade and other receivables	(870 661)	(242 890)	(589 720)	(357 796)
Trade and other payables	301 776	514 444	83 223	616 739
Deferred income	(39 999)	121 082	(67 355)	121 082

	(1 042 006)	853 531	(545 385)	1 293 548

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

24. Related parties

Relationships
Holding company		Carrier to Carrier Telecom Holdings Limited
Joint venture		Satellite Communications Limited
Subsidiary		Evosat SA (Proprietary) Limited
Subsidiary of Evosat SA (Proprietary) Limited		Extrizone (Proprietary) Limited
Members of key management		Mr S.J.H. Rodger
Mr H.C. Tayler
Mr P. du Plessis
Mr A. Thompson

Related party balances

Loan accounts — Owing (to) by related parties
Evosat SA (Proprietary) Limited	—	—	1 125 270	380 702
Carrier to Carrier Telecom Holdings Limited	(29 725)	—	(29 725)	—
Satellite Communications Limited	150	—	—	—
Extrizone (Proprietary) Limited	373	—	—	—

Amounts included in Trade receivable (Trade Payable) regarding related parties
Carrier to Carrier Telecom Holdings Limited	3 605	(35 860)	3 605	(35 860)
Satellite Communications Limited	8 213	—	8 213	—

Related party transactions

Sales to related parties
Evosat SA (Proprietary) Limited	—	—	(433 841)	—

Purchases from related parties
Evosat SA (Proprietary) Limited	—	—	15 884	—

Management fees paid to related party
Evosat SA (Proprietary) Limited	—	—	127 517	—

Commission paid to / (received from) related party
Evosat SA (Proprietary) Limited	—	—	10 567	—
Evosat SA (Proprietary) Limited	—	—	(253)	—
25. Directors’ emoluments
Executive

2009	Emoluments	Total
For services as directors	70 434	70 434

2008	Emoluments	Total
For services as directors	98 014	98 014

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

26. Risk management
Financial risk management
The group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk.
The group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the group’s financial performance. The group uses derivative financial instruments to hedge certain risk exposures. Risk management is carried out by the finance department under policies approved by the board. The finance department identifies, evaluates and hedges financial risks in close co-operation with the group’s managing and financial director. The board of directors provides written principles for overall risk management.
Liquidity risk
Liquidity risk is the risk that the company will be unable to meet its obligations under financial instruments as they become due. It is the ability of the company to service its short term liabilities as they become due. The company manages liquidity risk by effectively managing its working capital, capital expenditure and cash flows. The company finances its operations through short-term bank funding and related party borrowing facilities in addition to the reserves at its disposal.
The company has minimised its liquidity risk by ensuring that it has adequate banking and borrowing facilities.
Group

	Less than 1	More than 1
At 31 December 2009	year	year
Loans from group companies	—	(29 725)	—	—
Trade and other payables	(1 953 649)	—	—	—

	Less than 1	More than 1
At 31 December 2008	year	year
Trade and other payables	(1 651 862)	—	—	—
Bank overdraft	(8 806)	—	—	—
Company

	Less than 1	More than 1
At 31 December 2009	year	year
Loan from related party	—	(29 725)	—	—
Trade and other payables	(1 837 377)	—	—	—

	Less than 1	More than 1
At 31 December 2008	year	year
Trade and other payables	(1 754 155)	—	—	—
Interest rate risk
The group policy is to manage interest rate risk so that fluctuations in variable rates do not have a material impact on profit / (loss). This is done by monitoring interest rates carefully and adjusting product pricing accordingly as well as reconsidering the variable interest rates attached to the related party loans. The group has the following financial assets and liabilities that are exposed to interest rate risk:
Cash and cash equivalents
At 31 December 2009, if interest rates on American Dollar-denominated borrowings had been 1.5% higher/lower with all other variables held constant, post-tax profit for the year would have been $8 (2008: $3) lower/higher, mainly as a result of higher/lower interest expense on floating rate borrowings.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Notes to the Annual Financial Statements

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

26. Risk management (continued)
Credit risk
Credit risk arises from the possibility of default and subsequent non-payment by trade and sundry debtors. The group only deposits cash with major banks with high quality credit standing.
At year end, the group did not consider there to be any significant concentration of credit risk which has not been adequately provided for.
The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet. At balance sheet date there were no significant concentrations of credit risk. Credit risk consists mainly of cash and cash equivalents.
Foreign exchange risk
The group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the South African Rand. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.
The group has no exposure to the effects of fluctuations in the prevailing foreign exchange rates on its financial position and cash flows as at 31 December 2009.

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Detailed Income Statement

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

Revenue
Sale of goods	9 587 025	6 775 907	9 093 824	6 267 085

Cost of sales
Opening stock	(146 254)	—	—	—

Purchases	(7 977 237)	(5 597 856)	(7 456 152)	(5 005 121)
Closing stock	327 087	146 254	—	—

	(7 796 404)	(5 451 602)	(7 456 152)	(5 005 121)

Gross profit	1 790 621	1 324 305	1 637 672	1 261 964

Other income
Profit on foreign exchange	31	—	31	—
Other income	373 047	180 550	374 534	156 708
Interest received	844	8 900	75	8 900

	373 922	189 450	374 640	165 608

Expenses (Refer to page 39)	(1 147 035)	(998 260)	(1 249 935)	(616 260)

Operating profit	1 017 508	515 495	762 377	811 312
Finance costs	(9)	(219)	—	(175)

Profit for the year	1 017 499	515 276	762 377	811 137

The supplementary information presented does not form part of the annual financial statements and is unaudited

Evolution Communication Limited and its subsidiary
(Registration number 630144)
Annual Financial Statements for the year ended 31 December 2009
Detailed Income Statement

	Group		Company
Figures in American Dollars	2009	2008	2009	2008

Operating expenses
Accounting fees	(11 723)	(19 099)	(8 636)	(3 117)
Administration and management fees	—	—	(127 517)	—
Advertising	(3 847)	(14 269)	(2 695)	(10 062)
Auditors remuneration	(13 819)	—	—	—
Bad debts	(25 066)	(923)	(21 430)	—
Bank charges	(22 811)	(14 570)	(19 997)	(13 857)
Cleaning	(142)	(52)	—	—
Commission paid	10 820	—	—	—
Computer expenses	(81 861)	(66 270)	(61 160)	(60 087)
Consulting and professional fees	(169 427)	(222 258)	(168 481)	(197 386)
Depreciation, amortisation and impairments	(126 406)	(117 826)	(625 566)	(111 111)
Employee costs	(511 671)	(362 527)	(177 832)	(153 276)
Entertainment	(34 202)	(15 269)	(9 614)	(3 726)
Fines and penalties	(2 643)	(368)	—	—
Hire	(1 394)	(1 063)	—	—
Insurance	(1 891)	(1 889)	—	—
Lease rentals on operating lease	(22 000)	(23 955)	—	—
Loss on disposal of assets	(623)	—	—	—
Loss on exchange differences	(4 405)	—	(4 405)	—
Loss on theft	(3 573)	—	—	—
Motor vehicle expenses	(5 828)	(1 976)	—	—
Petrol and oil	(2 381)	(4 299)	(313)	(246)
Postage	(406)	(1 649)	—	—
Printing and stationery	(4 533)	(3 161)	(80)	(85)
Repairs and maintenance	(5 440)	(5 342)	—	—
Security	(370)	(1 067)	—	—
Small office equipment	(4 234)	(7 601)	(10)	(4 466)
Staff welfare	(1 437)	(423)	—	(22)
Subscriptions	(367)	—	—	—
Telephone and fax	(26 528)	(30 606)	(2 945)	(697)
Training	(209)	(1 714)	—	(140)
Travel	(68 618)	(80 084)	(19 254)	(57 982)

	(1 147 035)	(998 260)	(1 249 935)	(616 260)

The supplementary information presented does not form part of the annual financial statements and is unaudited